Exhibit 99.2

For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Declares Initial Cash Dividend

Wildwood, Missouri, December 8, 2014 — Peak Resorts, Inc.  (NASDAQ:SKIS) today announced that the company’s board of directors declared its first-ever cash dividend of 10.91 cents per share of common stock. The dividend is payable on February 20, 2015, to stockholders of record on January 2, 2015.  The declared amount was calculated based on an initial quarterly rate of 13.75 cents per share, pro rated for a 73-day period from the November 20, 2014, effective date of the company’s initial public offering through January 31, 2015, the end of the company’s third fiscal quarter.  The current indicated annual dividend would be 55 cents per share.

Commenting on the dividend, Timothy D. Boyd, president and chief executive officer, noted, “While many factors will determine the board’s ability to declare future dividends, the board felt it was appropriate to declare this first-ever dividend based on the successful completion of the company’s IPO and application of the offering proceeds, as well as the level of business activity we have seen at our resorts since this year’s ski season opened, among other factors.”

Registration Information

The registration statement relating to the company’s initial public offering was declared effective by the Securities and Exchange Commission on November 20, 2014. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement. A copy of the final prospectus relating to these securities may be obtained, when available, from FBR Capital Markets & Co., Attention: Prospectus Department, 1300 17th Street North, Suite 1400, Arlington, VA 22209, via telephone at (800) 846-5050 or email at prospectuses@fbr.com; and Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, via telephone at (855) 300-7136 or email at SyndProspectus@stifel.com.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company’s ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.